Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161163, 333-152576, 333-127354, 333-107988, 333-101828, 333-74610, 333-52598, 333-49350, 333-59843, 333-37111, and 333-20225 on Form S-8 of our report dated March 1, 2010, relating to the consolidated financial statements of Zoran Corporation and its subsidiaries (collectively the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Zoran Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 1, 2010